Exhibit 10.18

SERVICE AGREEMENT

This Service Agreement  ("Agreement")  is made and entered  into as of this 15 day   of May, 2014 by and between Las Vegas Railway Express, Inc. (the "Company") and Santa Fe Southern Railway, Inc. ("SFSR" or the "Service Provider") referred to individually  as  "Party'' and collectively  as "Parties".

PREAMBLE

WHEREAS, the Company is an entity which provides a passenger service and special event services on trains (the "Business");

WHEREAS, the parties have entered into an Assignment and Use  Agreement dated  as of April 23, 20 14 pursuant to which SFSR granted the Company exclusive rights as subcontractor to manage and control all aspects of the Excursion Services and the Special Events Services, and

WHEREAS, SFSR as the Service Provider has agreed to provide certain services and equipment to the Company in connection with the Business and maintain said equipment (the "Service Provider" as further defined below).

NOW, THEREFORE , in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound by this Agreement, agree as follows:

I . Scope of the Agreement.

I.I Generally. Throughout the Term (as defined in Section 3) of this Agreement, the Service Provider shall have the responsibility and authority as delegated by the Company for the administration of the day-to-day management of the Business of the Company  as it relates to the operation of the business ("Service Provider"). The Service Provider, as set forth in greater detail on Schedule A, shall provide the following services, which may be amended or expanded from time to time by written agreement of the parties:

a.	Coordination of railcars as needed with respect to the Business;

b.	Assist the Company in any and all matters related to the operation which does not include food or beverage service;

c.	Advise the Company with respect to operating the consists;

d.	Provide materials including purchasing and stocking of parts

e.	Maintain of equipment as directed by the Company;

f.	Review and assist in all matters pertaining to the operation of the railcars, and in implementing, and supporting relevant policies, protocols and guidelines for the Business; such activities shall be reviewed every thirty (30) days.

I..2 The Company shall cooperate with  the  Service Provider  in the performance  of such  services in all such respects as the Service Provider may reasonably request, and shall provide the Service Provider with all financial, personnel , facilities and equipment as are reasonably necessary, for the  performance  of such services  if applicable.

1.3 Applicable Law. The Service Provider shall use its best efforts to comply with all applicable federal and state laws, statutes, rules and regulations, including applicable governmental rules or guidelines in connection with the rendering of its services under this Agreement.

2. Service Fee.

2.1Compensation. In consideration of services to be rendered by the Service Provider, the Company has agreed to payment as set forth in Exhibit A.

2.2 Company Account. The Company shall transfer funds by automated clearing house (ACH) payment to the bank account(s) of the Service Provider for Pre-operating Costs, Base Costs, and Trip Costs upon request by Service Provider. Service Provider shall transmit electronically a payment request to the designated officer of Company showing the type of payment (referencing Exhibits A-1, A-2, or A-3 as may be appropriate) with supporting copies of bills or cost records if Exhibit A-3 is the type, and Company shall initiate the transfer within 5 business days. Service Provider and Company shall work cooperatively and quickly to address any questions which may arise concerning the basis or amount of the payments requested. Service Provider shall provide bank account and bank routing number to Company from time to time as appropriate.

2.3       Deposit Obligation. Authorized representatives of the Company and the Service Provider shall confer five days before the end of each month to agree on an estimate of the necessary cash disbursements likely to occur during the subsequent month, and Company shall then deposit by the first business of the following month an amount equal to the estimated disbursements as determined above.

3. Term.

3.1      Term. The Term of this Agreement shall be five (5) years, with the initial year commencing on the effective date of this Agreement and ending 365 days after the initial date of this Agreement (the "Term"), unless earlier terminated pursuant to this Section 3. The Term shall automatically renew for four additional one (1) year periods ("Renewal Term") provided neither party is in default under this Agreement and neither the Company nor the Service Provider have given notice of termination in accordance with Section 3.

3.2 Termination by Either Party. Either party may terminate this Agreement:

3.2.1 Breach. If the other party breaches this Agreement and such breach is not cured by the breaching party within thirty (30) days after the receipt of written notice of the breach or default (the "Default Notice"), or in the case of a non-monetary breach which cannot be cured within such time period, the breaching party has not made a diligent good faith effort to attempt to cure such default within one-hundred eighty (180) days, the non-breaching party may terminate this Agreement by giving the breaching party written notice of the termination.

3.2.2         Bankruptcy  or Cessation  of Business. Upon the occurrence of any of the  following events with regard to the other party: (a) the making of a general assignment for the benefit of creditors;

(b) the filing of a voluntary petition or the commencement of any proceeding by either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension; (c) the filing of any involuntary petition or the commencement of any proceeding by or against either party for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, which such petition or proceeding is not dismissed within sixty (60) days of the date on which it is filed or commenced; or (d) suspension of the transaction of the usual business of either patty for a period in excess of sixty (60) days.

3.2.3         At-Will Termination. Company may terminate this Agreement at any time, with or without cause, by giving the Service Provider not less than one hundred eighty (180) days' prior written notice. The Service Provider may terminate this Agreement with or without cause, at the end of the initial Term by giving the Company not less than one hundred eighty (180) days'  prior written notice of its intent to terminate the Agreement at the end of the Tern1.

3.2.4         Immediate   Termination   by   Company.  The  Company   may  tem1inate   this  Agreement immediately upon written notice to the Service Provider in the event of any  termination or breach (after any cure period) by the Service Provider, for any reason, of any written agreement between the Service Provider and the Company.

3.2.5         Termination upon  Mutual  Agreement.  The parties  may  terminate  this Agreement at any time upon execution of a writing signed by all parties.

3.2.6         Effect of Termination. No termination of this Agreement by either party, whether with or without cause, shall affect or reduce the compensation payable to the Service Provider under this Agreement.

4. Books and Records.

4. J Ownership of Records. All business records and inforn1ation relating to the business and activities of either party shall be the property of that party, irrespective of identity of the party responsible for producing or maintaining such records and information, and each party shall have access to such records at all times during normal business hours.

4.2 Records. During the Term of this Agreement, the Service Provider shall keep correct and complete records of accounts, financial transactions, and all other matters relating to the Company and the Business as required under Section 1 .1, and the Company shall have access to such records at all times.

5. Indemnification.

5.1      Generally. Except to the extent paid from the proceeds of available insurance policies, each party (and its affiliates) agrees to indemnify and hold harmless the other party (and its affiliates) against any loss, cost, suit, claim, action, cause of action, damage, obligation, contract, demand, liability, judgment , verdict, settlement or expense (including reasonable attorneys' fees and court costs) arising out of any act or omission of the indemnifying party, its employees, attorneys, agents, or affiliates (the "Indemnified Party") that occurs in connection with this Agreement.

5.2      Notice of Claims. Etc. Upon obtaining knowledge of facts causing it to believe that it has or will have a claim for indemnification against the other party under this Agreement such party the Indemnified Party shall promptly give the other party (the "Indemnifying Party") written notice of such claim. The Indemnifying Party shall have thirty (30) days from the receipt of such notice (the "Defense Notice Period") to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. ln the event that the Indemnifying Party notifies the Indemnified Party during the Defense Notice Period that it desires to defend the Indemnified Party against such claim or demand then, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings using legal counsel reasonably satisfactory to the lndemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in the imposition of a consent order, injunction, decree or agreement that would restrict or affect the future activity or conduct of the Indemnified Party. The Indemnified Party may participate in, but not control, any such defense or settlement at its sole cost and expense.

6. Miscellaneous.

6.1Dispute Resolution.

6.1.1         In the event of a dispute between the parties arising out of, or relating to th.is Agreement, its interpretation or performance hereunder, the parties shall exert their commercially reasonable efforts to resolve the dispute amicably through negotiations.

6.1.2         The validity, construction, and interpretation of this Agreement and all purchase orders issued hereunder shall be solely and exclusively governed by and construed in accordance with the laws of the State of Nevada, USA, excluding any otherwise applicable rules of conflict of laws.

6.1.3         The courts of the state of Nevada shall have sole and exclusive jurisdiction over the parties and subject matter of this Agreement. For implementation of this Agreement and all its consequences, each party waives such of its rights and privileges under any other law or legal system, such as the law of the place of performance, as is necessary to give effect to the term and conditions hereof. Each party hereby expressly consents to personal jurisdiction in Nevada, and expressly waives any right to object to such personal jurisdiction, or the convenience of such forum.

6.2 Status of Parties. In the performance of all work, duties and obligations under this Agreement, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other. Each party shall be solely responsible for and shall comply with all state and federal law pertaining to employment taxes, income withholding, unemployment compensation contribution and other employment related statutes applicable to that party, provided that the Service Provider shall be responsible for administering and taking all reasonable steps necessary or appropriate for the performance of such items of the Company.

6.3      Force Ma jeure. Neither party shall be deemed to be in default of this Agreement if such party is prevented from performing any obligation hereunder for any reason beyond its control, including but not limited to, Act,; of God, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, governmental regulations or restrictions, changes in applicable law, denial or loss of government certification, or unusually severe weather. In any such case, the parties agree to negotiate in good faith  with the goal of preserving this Agreement and the respective rights and obligations of the parties hereunder, to the extent reasonably practicable. It is agreed that for purposes of this Agreement financial inability shall not be deemed to be a matter beyond a party's reasonable control.

6.4 Notices. Any notice, demand , approval, consent or other communication to be given hereunder by either party to the other shall be deemed to be received by the intended recipient (a) when delivered personally, (b) the day following delivery to a nationally recognized overnight courier service with proof of delivery, (c) by facsimile or e-mail transmission provided such is substantiated by personal or mail delivery, or (d) three (3) days after mailing by certified mail, postage prepaid with return receipt requested, in each case addressed to the parties as set forth below:

If to the Service Provider:	If to the Company:

Santa Fe Southern Railway, Inc.	Las Vegas Railway Express, Inc
430-A West Manhattan Avenue.	6650 Via Austi Parkway, Suite 140
Santa Fe, NM 87501	Las Vegas, NV 89119
Attn: Karl R. Ziebarth	Attn: Joseph Cosio-Barron

Any party may change the address for notice by notifying the other party, in writing, of the new address.

6.5      Entire  Agreement.   Except  for the Assignment  and  Use  Agreement  dated  April 23,  2014 which remains in full force and effect, this Agreement supersedes any and all other agreements. either oral or in writing, between the pai1ies hereto with respect  to the subject  matter of this Agreement. This Agreement may not be changed orally, and may  only be  amended by an agreement in writing signed by both parties.

6.6      No  Rights  in Third  Parties.  This  Agreement  is not  intended  to, nor  shall  it be  construed  to, create any rights in any third parties (other than any Indemnified Parties).

6.7     Governing Law. This Agreement shall be governed by and construed in accordance with  the laws of the State of Nevada.

6.8      Severability. If any provision of this Agreement shall be held by a com1or administrative agency of competent jurisdiction to be contrary to law that provision will be enforced to the maximum extent permissible, and the remaining provisions of this Agreement will remain in full force and effect, unless to do so would result in either party not receiving the benefits of its bargain.

6.9      Rights Unaffected. No amendment, supplement or tem1ination of this Agreement shall affect or impair any rights or obligations that had previously matured under this Agreement.

6.10        Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, executors, administrators and assigns.

6.11 Further Actions. Each of the parties hereto agrees that it shall hereafter execute and deliver such additional instruments and undertake such additional acts as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.
6.12 Compliance with Law. The pa1ties shall (a) cooperate with one another in the fulfillment of their respective obligations under this Agreement, and (b) comply with the requirements of law and with all ordinances, statutes, regulations, directives, orders, or other lawful enactments or pronouncements of any federal, state, municipal, local or other lawful authority applicable to the Business.

6.13        Non-Assignment. The Service Provider may not  assign  this  Agreement  except  with  the prior written approval of the Company.

6.14   Counterpa11 s. This Agreement may be executed in one or more counterparts, each of which shall constitute an original Agreement but all of which together shall constitute one and the same instrument.

6.15        Confidentiality. Except for disclosure to its attorneys, accountants, bankers, underw1iters or lenders, or as necessary or desirable for conduct of business, neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of any confidentiality provisions, (ii) becomes available on a non confidential basis from a source other than the other party, or its affiliates  or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law, including securities laws, or pursuant to court order.

6. 6 No Waiver. No delay or failure to exercise any right, power, or remedy accruing to either party upon breach or default  under this Agreement  shall  be deemed  a waiver of  any  prior  or subsequent  breach  or default  of this Agreement,  nor affect the validity of any provision of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

LAS VEGAS RAILWAY EXPRESS, INC.

By: /s/ Michael A. Barron

Name: Michael Barron, CEO

SANTA FE SOUTHERN RAILWA Y, INC.

By: /s/ Karl R. Ziebarth

   Name:   Karl R. Ziebarth                                                                    -

  Title:  Chairman of the Board, CEO & General Manager

The services to be provided by the Service Provider include the following:

1)	Operate passenger trains at the request of the authorized representative of the Company, consistent with time allocations ("windows") controlled by Rio Metro dispatch
2)	Provide on-board service personnel qualified to serve alcoholic beverages
3)	Preparation and after service clean-up of cars used in passenger service
4)	Mechanical maintenance of all passenger equipment
5)	Advise and assist in determining consist of specific trains and services needed for Special Events
6)	Provide contact information for entertainers and presentation personnel
7)	Purchase supplies and materials for on-board services as requested by Company
8)	Purchase all materials and supplies necessary for mechanical maintenance of equipment
9)	Provide reasonable amount of office space at Service Provider's office building
l 0)	Assist and advise Company in negotiations with local governmental and community authorities
11)	Coordinate Excursions and Special Event Services with other activities of Service Provider, such as freight and technology test projects
12)	Provide hosting for PV moves as requested by Company, such as power, water, sewage and waste disposal, fuel and other supplies
13)	Provide support for Special Events, and use of Service Provider's property, consistent with other activities of Service Provider
14)	Provide all archived information and contacts concerning potential Excursion and Special Event business
15)	Participate in monthly review of all relevant policies, protocols and guidelines for the Business;

It is agreed and w1derstood that Company shall be responsible for all revenue collection and revenue accounting, shall determine fares and prices, and shall undertake all advertising, promotion, and public contact with respect to Excursion and Special Event services. Company shall render a monthly statement after the close of each month to Service Provider showing the total revenues and the revenue share due Service Provider, as set forth and agreed in Exhibit A item 6.

It is agreed and understood that Company shall provide, at no cost to Service Provider, all required liability insurance, specifically referencing FELA claims, and naming all parties such s but not limited to the New Mexico Department of Transportation, Rio Metro, City of Santa Fe, Santa Fe Railyard Community Corporation, John Muir Company Limited, and other parties as requested by Service Provider. In case the Company shall, at its sole discretion, determine that such liability insurance can be more effectively obtained by Service Provider, Company agrees to amend the Base Cost set forth in Exhibit A - I with immediate effect to reimburse Service Provider for the cost of such insurance.

It is agreed and understood that Company shall provide, at no cost to Service Provider, a modem high-rail pickup for service on line, In case the Company shall, at its sole discretion, determine that a high-rail pickup can more effectively be acquired by Service Provider, Company agrees to amend the Base Cost set forth in Exhibit A -1 with immediate effect to reimburse Service Provider for the cost of leasing or purchasing a high-rail pickup.

If Company, at its sole discretion, determines that additional motive power is required to meet the service requirements for Excursion and Special Event services, it shall provide such units to Service Provider at no cost, or it will forthwith amend the Base Cost set forth in Exhibit A - 1 with immediate effect to reimburse Service Provider for the cost of leasing or purchasing such additional units. In such case, the Trip Cost set forth in Exhibit A - 2 will be amended to provide for maintaining the additional w1its on the same basis as the single unit in the mechanical section of Exhibit A - 2.

EXHIBIT "A"

l)
Service Provider shall be compensated for its Base Costs each month, as agreed between the parties from time to time, whether or not the Company directs the movement of any trains or the provision of any services. The initial agreement as to the Base Costs is attached hereto as Exhibit A-1. It is the intent of the parties that said Base Costs shall be reviewed and adjusted at the end of each year of operation, based on actual expenses for said prior year, as soon as practicable after the end of each twelve (12) months of operation.

2)
The Base Costs shall be paid to Service Provider on the first business day of each month at the rate shown on Exhibit A-1 (as adjusted from time to time), and shall be allocated to the Trip Costs by dividing the Base Cost by the number of round trips requi red by the Company, provided that the divisor cannot be less than one (1).

3)
The Service Provider shall be compensated for each trip required by the Company, for which a crew is called, as set forth in Exhibit A-2. The initial agreement as to the T1ip Cost is attached hereto as Exhibit A-2. It is the intent of the pai1ies that said Trip Cost shall be reviewed and adjusted at the end of each year of operation, based on any changes in the cost of fuel, hourly compensation paid to crews, payroll tax rates, NMDOT usage charges, and any material costs, as soon as practicable after the end of each twelve (12) months of operation.

4)
The Service Provider  shall  send  a statement  of the  number  of round  trips  nm  on the 15111 and last day of the month as soon as practicable after the end of the period , multiplied by the Trip Cost, and shall be entitled to pay this amount to itself as provided by Section 2.2 of the Services Agreement to which this Exhibit is attached.

5)
The Service Provider shall be entitled to reimbursement for all costs of on-board and ancillary services requested by Company, such as but not limited to staff costs, payroll taxes, cost of liquor, wine and beer, other beverages, entertainment, and similar items plus and administration fee of 5%. Service Provider shall submit a statement of such costs to Company ten business days after the end of each month, and shall be entitled to reimbursement five business days later unless specific objection to any item is raised by Company.

6)
Service Provider shall, in addition to the foregoing, be paid a revenue share equal to five percent (5%) of the total revenues received by Company for all Excursion Services and Special Event Services. Company shall provide a statement on the ten (10) business day of the month following each month of the contract or part thereof, and Service Provider shall be authorized to pay itself a sum equal to the revenue share for the preceding month.

7)
Company shall advance cash funds necessary to clear certain existing payables in order to induce government agencies and vendors to provide licenses, services, and supplies, as set forth in Exhibit A -3, Section l. Said advances will be repaid to Company by deduction or offset from the share of revenue due Service Provider as set forth in this Exhibit A, item 6.

8)	Company will reimburse Service Provider for Pre-operating Costs as set forth in the attached Exhibit A -3, Section II, upon presentation of billings from contractors and suppliers.